                                      AGREEMENT


              This agreement ("Agreement") made and entered into as of this 30th day of November, 2000, by and between World Cyberlinks Corp. ("WCYB") on the one hand, and Michael Tobin (Tobin), on the other hand.

              WHEREAS, Tobin has financially supported the startup activities and business "("the "Business") of WCYB; and

              WHEREAS, Tobin desires to continue to support the Business and now provide certain marketing and sales services ("Services") to WCYB; and

              WHEREAS, WCYB desires Tobin to provide those Services; and

              WHEREAS, WCYB and Tobin desire to have this Agreement control the rights, liabilities, obligations and benefits of each party to the other.

              NOW, THEREFORE, in consideration of the mutual promises contained herein, the payment of Ten and NO/00 ($10.00) Dollars, the receipt of which is acknowledged by the execution of this Agreement, and for other good and valuable consideration, it is agreed as follows:

              1. Tobin shall perform sales and marketing Services by the introduction of WCYB to customers, including but not limited to: reps, retailers OEM, manufacturers, Vars resellers and Developers. In the event WCYB accepts contracts from or contracts with any source introduced by Tobin, then Tobin shall be entitled to a 5% fee, comprised of 5% cash.

              2. Tobin shall hold the position of President for a period of 2 years ending November 30th, 2002.

              3. This agreement will supecede any and all prior agreements for services provided by Tobin to WCYB.

              4. WCYB shall issue to Tobin 500,000 shares of common stock for the Services provided by Tobin to WCYB.

              5. This Agreement may be amended to limit, expand or define the Services herein before setforth, but only in writing, signed by the parties hereto.

              6. This Agreement contains the entire understanding of the parties, and merges all prior understandings, both oral and written.

              7. This Agreement shall be construed by the laws of the State of New York and in the event of any dispute, any legal action may only be commenced in the courts located in the State of New York.


                                               WORLD CYBERLINKS CORP.

                                               BY:


                                               /s/ Michael J. Tobin
                                                   ----------------
                                                   Michael J. Tobin

                                                  /s/ David Grossman

                                               BY: